Filed Pursuant to Rule 424(b)(3)

Registration No. 333-213043

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 5 DATED MARCH 15, 2017

TO THE PROSPECTUS DATED OCTOBER 17, 2016

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Blackstone Real Estate Income Trust, Inc., dated October 17, 2016 (the “Prospectus”), as previously supplemented by Supplement No. 1 dated November 14, 2016, Supplement No. 2 dated January 4, 2017, Supplement No. 3 dated January 23, 2017, and Supplement No. 4 dated February 13, 2017. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of April 1, 2017;

•	to disclose the calculation of our February 28, 2017 net asset value (“NAV”) per share for our Class S shares and Class I shares; and

•	to provide an update on the status of our current public offering.

April 1, 2017 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of April 1, 2017 (and repurchases as of March 31, 2017) is as follows:

Transaction Price (per share)
Class T	$10.03
Class S	$10.02
Class D	$10.03
Class I	$10.03

The transaction price for each of our Class S and Class I shares is equal to such class’s NAV per share as of February 28, 2017. A detailed calculation of the NAV per share is set forth below. No transactions or events have occurred since the end of the prior month that would have a material impact on our NAV per share.

As of February 28, 2017, we had not sold any Class T shares or Class D shares. The transaction price for our Class T and Class D shares is based on our aggregate NAV per share as of February 28, 2017 before assessing stockholder servicing fees for the month of February 2017.

The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

February 28, 2017 NAV Per Share

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.bxreit.com and is made available on our toll-free, automated telephone line at (844)-702-1299. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. The Adviser is ultimately responsible for determining our NAV. As of February 28, 2017, all our properties have been appraised by third party appraisal firms in accordance with our valuation guidelines and such appraisals were reviewed by our independent valuation advisor.

The following tables provide a breakdown of the major components of our total NAV and NAV per share as of February 28, 2017 ($ and shares in thousands, except per share data):

Components of NAV	February 28, 2017
Investments in real properties	$107,383
Investments in real estate-related securities	16,710
Cash and cash equivalents	239,177
Restricted cash	88,634
Other assets	765
Debt obligations	—
Accrued stockholder servicing fees(1)	(201)
Subscriptions received in advance	(88,609)
Other liabilities	(1,357)

Monthly NAV	$362,502

Number of outstanding shares	36,176

(1)	Accrued stockholder servicing fees only apply to Class S shares.

NAV Per Share	Class S Shares	Class I Shares	Total
Monthly NAV	$307,989	$54,513	$362,502
Number of outstanding shares	30,741	5,435	36,176

NAV Per Share	$10.02	$10.03

The following tables provide a breakdown of the major components of our total NAV and NAV per share as of January 31, 2017 ($ and shares in thousands, except per share data):

Components of NAV	January 31, 2017
Investments in real properties	$33,126
Investments in real estate-related securities	9,535
Cash and cash equivalents	246,386
Restricted cash	64,147
Other assets	288
Debt obligations	—
Accrued stockholder servicing fees(1)	(168)
Subscriptions received in advance	(64,147)
Other liabilities	(10,288)

Monthly NAV	$278,879

Number of outstanding shares	27,886

(1)	Accrued stockholder servicing fees only apply to Class S shares.

NAV Per Share	Class S Shares	Class I Shares	Total
Monthly NAV	$237,626	$41,253	$278,879
Number of outstanding shares	23,763	4,123	27,886

NAV Per Share	$10.00	$10.01

As of February 28, 2017, we have not sold any Class T shares or Class D shares.

Status of our Current Public Offering

As previously disclosed, we have registered with the Securities and Exchange Commission a maximum of $5.0 billion in shares of common stock in an ongoing offering (the “Offering”). As of March 15, 2017, we had issued and sold 47,750,130 shares of our common stock (consisting of 40,507,678 Class S shares and 7,242,452 Class I shares; no Class T or Class D shares were issued or sold as of such date) in the Offering. We intend to continue selling shares in the Offering on a monthly basis.

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